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                                                                    Exhibit 99.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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(Dollar amounts in thousands)

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
                                                                                  Quarter Ended March 31,
                                                                           2001                            2000
                                                                      ----------------               ----------------
 Income before net gain on sales of investments in rental
   properties and minority interest                                           $19,849                      $21,689
 Provision for nonrecurring charges                                             4,308                            -
 Less -- minority interest not convertible into common stock                     (164)                         (66)
                                                                      ----------------               ----------------
                                                       Earnings               $23,993                      $21,623
                                                                      ================               ================
 Fixed charges:
   Interest                                                                   $12,031                      $11,635
   Capitalized interest                                                         3,506                        2,938
   Preferred stock dividends                                                    1,142                        1,142
   Other                                                                           38                           12
                                                                      ----------------               ----------------
                                                  Fixed Charges               $16,717                      $15,727
                                                                      ================               ================
 Earnings plus fixed charges, excluding capitalized interest and
  preferred stock dividends                                                   $36,062                      $33,270
                                                                      ================               ================
 Divided by fixed charges                                                     $16,717                      $15,727
                                                                      ================               ================
 Ratio of earnings to fixed charges                                               2.2                          2.1
                                                                      ================               ================
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